Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-61091, 33-42211, 333-42338 and 333-124763 on Form S-8 and 333-115662 on Form S-3 of our reports dated February 28, 2008, relating to the financial statements and financial statement schedule of The Lubrizol Corporation (the “Company”) (which report relating to the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of new accounting standards in 2007 and 2006) and the effectiveness of the Company’s internal control over financial reporting, appearing in and incorporated by reference in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Cleveland, Ohio
February 28, 2008